Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/17/2022

Work Order Item Number:	W2022081701315 - 2320656
Filing Number:	20222553657
Filing Type:	Certificate of Designation
Filing Date/Time:	08/17/2022 13:32:40 PM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: E0448942011-9

Entity Name: ORGANICELL REGENERATIVE MEDICINE, INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
RESIDENT AGENCY NATIONAL, INCORPORATED
4650 WEDEKIND RD STE 2, SPARKS, NV 89431 - 7722, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

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Commercial Recording Division
202 N. Carson Street

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0448942011-9
Barbara K. Cegavske	Filing Number 20222553657
Secretary of State State Of Nevada	Filed On 08/17/2022 13:32:40 PM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **ORGANICELL REGENERATIVE MEDICINE, INC.** Entity or Nevada Business Identification Number (NVID): **NV20111522349**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: **SERIES C NON-CONVERTIBLE PREFERRED STOCK**
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Matthew Sinnreich** Signature of Officer Date: **08/17/2022**

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

Exhibit A

ORGANICELL REGENERATIVE MEDICINE

CERTIFICATE OF DESIGNATION

OF

SERIES C NON-CONVERTIBLE PREFERRED STOCK

Organicell Regenerative Medicine, Inc., a Nevada corporation (the “Company”), acting pursuant to Chapter 78 of the Nevada Revised Statutes, does hereby submit the following Certificate of Designation of newly created Series C Non-Convertible Preferred Stock (this “Certificate”).

FIRST: The name of the Company is Organicell Regenerative Medicine, Inc.

SECOND: By unanimous written consent of the Board of Directors of the Company (the “Board of Directors” or the “Board”), the following resolutions were duly adopted:

WHEREAS, the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) authorize the issuance of up to 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and by the provisions of the Articles of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designate the rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation of rights, preferences, powers, restrictions and limitations of the shares of such new series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the Articles of Incorporation there is hereby established a new series of 100 shares of Series C Non- Convertible Preferred Stock of the Company having the rights, preferences, powers, restrictions and limitations set forth in a supplement to the Articles of Incorporation as follows:

1. Designation and Number of Shares. The series will be known as Series C Non-Convertible Preferred Stock (the Series C Preferred Stock”) and will consist of one hundred (100) shares of the authorized but unissued Preferred Stock of the Company. The face amount of each share of Series C Preferred Stock shall be $0.001 per share (the “Stated Value”).

2. Dividends. The holders of shares of the Series C Preferred Stock shall not be entitled to receive any dividends.

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3. Preferences on Liquidation. Subject to the provisions of Section 6(a) below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4. Voting Rights. Except as otherwise required by law or by the Articles of Incorporation and except as set forth in Section 6(b) below, the outstanding shares of Series C Preferred Stock shall vote together with the Company’s outstanding shares of Common Stock and other voting securities of the Company as a single class and, each the total of all shares of Series C Preferred Stock outstanding shall represent 51 percent (51%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders.

5. No Impairment. The Company will not, by amendment to the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series C Preferred Stock against impairment.

6. Ranking; Changes Affecting Series.

(a) The Series C Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Company, and any other class or series of stock of the Company which by its terms shall rank junior to the Series C Preferred Stock; and (ii) rank junior to any other series or class of preferred stock of the Company and any other class or series of stock of the Company which by its term shall rank senior to the Series C Preferred Stock.

(b) So long as any shares of Series C Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series C Preferred Stock: or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, as to changes affecting the Series C Preferred Stock.

7. Redemption. The Series C Preferred Stock held by a holder thereof (the “Holder”) shall be automatically redeemed by the Company and cease to be outstanding at a redemption price of $1.00 per share, at such time as the Holder (a) no longer beneficially owns more than fifty percent (50%) of (i) the shares of Common Stock of the Company purchased by the Holder pursuant to that certain Securities Purchase Agreement dated August __, 2022, by and among the Company, Skycrest Holdings, LLC and Greyt Ventures, LLC; and (ii) the Warrants issued by the Company to the Holder pursuant to a Consulting Services Agreement dated August __, 2022 and the shares of Common Stock of the Company issued or issuable or pursuant to exercise of the Warrants; or (b) if the Holder transfers or attempts to transfer ownership of the shares of Series C Preferred Stock to any third party, other than by the laws of descent and distribution.

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8. No Conversion. The Series C Preferred Stock is not convertible into Common Stock or any other capital stock of the Company.

9. Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by Chapter 78 of the Nevada Revised Statutes) of the Holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series C Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series C Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”);

(d) create any new class or series of capital stock ranking pari passu with the Series C Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Pari Passu Securities”);

(e) increase the authorized number of shares of Series C Preferred Stock;

(f) issue any shares of Series C Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) issue any additional shares of Senior Securities; or

(h) redeem, declare or pay any cash dividend or distribution on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series C Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series C Preferred Stock that did not agree to such alteration or change.

10. Merger, Consolidation, Etc.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Company in which in excess of fifty percent (50%) of the Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization.

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(b) The provisions of this Section 10 are in addition to and not in lieu of the provisions of Section 2 hereof.

11. Lost or Stolen Certificates. Upon receipt by the Company of (a) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s); (b) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; or (c) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Authorized Officer this 17th day of August, 2022.

By:	/s/ Matthew Sinnreich
Matthew Sinnreich, Acting CEO

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